As Filed with the Securities and Exchange Commission on April 30, 1999,
                                                         Registration No._______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                ----------------

                       ENTERTAINMENT DIGITAL NETWORK INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                               84-1273795
(State or Other Jurisdiction of                               (I.R.S. Employer
  Incorporation or Organization)                             Identification No.)

                                One Union Street
                         San Francisco, California 94111
                                 (415) 274-8800
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                     Tom Kobayashi, Chief Executive Officer
                       Entertainment Digital Network, Inc.
                                One Union Street
                         San Francisco, California 94111
                                 (415) 274-8800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                   Copies to:
                            Jonathan T. Rubens, Esq.
                              NIESAR & DIAMOND LLP
                       90 New Montgomery Street, Suite 900
                         San Francisco, California 94105
                                 (415) 882-5300

                                ----------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                       Proposed Maximum       Proposed Maximum
Title of Each Class of           Amount to be          Offering Price Per     Aggregate Offering    Amount of
securities to be registered      Registered(1)         Share(2)               Price                 Registration Fee
Common Stock                     2,900,439             $2.55                  7,396,119             2,056.12
                                 ------------------    -------------------    ------------------    ------------------
TOTALS                           2,900,439             $2.55                  7,396,119             2,056.12


(1) Based on the number of shares of common stock we must issue upon the exercise of common stock purchase warrants. Under SEC Rule 416, the shares to be registered also includes additional shares that we may be required to issue to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the bid and asked price of the common stock as reported on the Nasdaq Bulletin Board on April 27, 1999.

     We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file an amendment stating that it shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the SEC declares this Registration Statement effective.

                                   PROSPECTUS
                 (Subject to Completion - Dated April 30, 1999)
                     ENTERTAINMENT DIGITAL NETWORK, INC.(1)
                     two million six hundred fifty thousand
                   four hundred thirty-nine (2,650,439) Shares
                                  COMMON STOCK

     This prospectus relates to the offer and sale of up to two million six hundred fifty thousand four hundred thirty-nine shares of our common stock. We issued or will issue those shares to certain third parties when those parties exercise their common stock purchase warrants at prices ranging from $0.10 to $1.25 per share, and these shares will be available for immediate resale in the public markets. We granted those warrants for services rendered to us in prior financing transactions.

     We filed a registration statement relating to these shares with the SEC. Under SEC Rule 416, the number of shares of common stock we register may also include shares that we issue to those warrant holders to prevent dilution from stock splits, stock dividends or similar transactions. No one may sell the shares being registered, or accept offers to buy any of those shares, before the registration statement becomes effective.

     We are not selling stock in this offering; warrant holders are selling their shares of common stock. The parties seeking to sell their shares have advised us that they propose to do so from time to time, publicly or through broker-dealers as agents for others, or in private sales. We will not receive any of the proceeds from the sale of shares, but we will pay certain expenses of this offering including the SEC's registration fee, legal fees and expenses, blue sky fees, accounting fees and expenses, printing expenses and miscellaneous expenses. We will not pay discounts or commissions incurred in the sale of shares.

     We informed the parties selling shares that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales of shares in the market, and we provided them with copies of those rules. We also informed them that they must deliver copies of this prospectus to potential purchasers.

     We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. Neither the SEC nor any state securities regulators have approved or disapproved of our common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our common stock is traded on the NASDAQ over-the-counter bulletin board trading system (the NASDAQ OTC-BB) under the trading symbol "DNET." On April 27, 1999 the closing price of the common stock on the OTC-BB system was $2.60.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See the portion of this prospectus labeled "Risk Factors" beginning on page 1 for a detailed discussion of certain risks you should consider before deciding to invest.

     The date of this Prospectus is April 30, 1999.

---------------------
(1) We changed our name from EDnet, Inc. to Entertainment Digital Network, Inc. on February 23, 1999, but we continue to use the name EDnet as a fictitious business name which we use in this prospectus. At the same time, we changed our state of domicile from Colorado to Delaware.

                                TABLE OF CONTENTS

PROSPECTUS...................................................................1

   WHERE YOU CAN FIND MORE INFORMATION.......................................1
   RISK FACTORS..............................................................1
   DESCRIPTION OF OUR BUSINESS...............................................4
   USE OF PROCEEDS...........................................................8
   DETERMINATION OF OFFERING PRICE...........................................8
   SELLING STOCKHOLDERS......................................................8
   PLAN OF DISTRIBUTION.....................................................10
   COUNSEL..................................................................11
   EXPERTS..................................................................12
   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................12
   COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES....13

PART II -INFORMATION NOT REQUIRED IN PROSPECTUS.............................13

   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION..............................13
   INDEMNIFICATION OF DIRECTORS AND OFFICERS................................13
   EXHIBITS.................................................................14
   UNDERTAKINGS.............................................................14


Our Internet address is www.ednet.net. Information contained on our Web site is not part of this prospectus.

     The terms the "Company," "we," "us," and "EDnet" refer to Entertainment Digital Network, Inc., a Delaware corporation, unless the context suggests otherwise. The term "you" refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

     This Prospectus includes  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about EDnet, including, among other things:

     o   Our successful implementation of our growth strategy,
     o Competition, including the introduction of new products or services by our competitors,
     o   Anticipated trends in our business,
     o   Technological innovations,
     o   Fluctuations in our operating results,
     o   Future regulations affecting our business,
     o   Additions or departures of key personnel,
     o General economic and business conditions, nationally, in our markets and in our industry and
     o   Other risk factors described under "Risk Factors" in this prospectus.

     In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to EDnet, our business or our management, are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

     You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Where You Can Find More Information

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement is omitted from this prospectus in accordance with the SEC's rules. You can obtain more information from the reports we file with the SEC. We are subject to the Securities Exchange Act's informational reporting requirements, and we file annual, quarterly and special reports, proxy statements and other documents with the SEC. These documents are available to the public over the Internet at the SEC's web site at http://www.sec.gov. We provide our stockholders with our annual reports, which contain audited financial statements. Our financial year begins October 1 of each calendar year. You may also read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

     Statements in this prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the registration statement or is incorporated in this prospectus by reference, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of its provisions.

Risk Factors

     Investing in our stock is speculative and involves a high degree of risk. You should only invest if you can afford to lose your entire investment. Before you make an investment decision, you should read this prospectus carefully and consider these risk factors.

Majority Ownership and Control by Visual Data Corporation, along with Preemptive Stock Purchase Rights.

     At the beginning of our 1998 fiscal year, we faced substantial short- and long-term liabilities. We pursued a number of fundraising opportunities to finance operations, to reorganize past due liabilities, and to allow us to continue as a going concern. By the end of the fiscal year we identified a suitable investor and strategic partner in Visual Data Corporation, a Pompano Beach, Florida multimedia development and production company. Visual Data produces, markets and distributes full-motion video libraries containing short vignettes relating to various topics, including travel, business, education, health, fitness, medicine and consumer products. Visual Data produces and distributes its information on digital video discs, over the Internet, and through on-line services, and it plans to distribute its video libraries through interactive television.

     Visual Data and its customers were potential customers of our audio and video network. Visual Data believed that owning an interest in EDnet would be useful in its own distribution efforts, and it accepted a proposal to invest in EDnet. Visual Data acquired 8,563,417 million shares of our common stock, equal to a 51% interest in EDnet, for a total purchase price of $1.4 million. As a result, there were approximately 16.7 million shares of our common stock issued and outstanding.

     Visual Data also required that we grant them an option that mirrors each option and warrant for EDnet common stock outstanding at the time of their investment. In other words, for every option and warrant outstanding at the time of their investment, that is later exercised, Visual Data can purchase one additional share of common stock at $0.10 per share. Additionally, Visual Data has a preemptive right to acquire additional shares of common stock when we issue any shares of common stock to any other shareholders. These provisions ensure that Visual Data may retain more than fifty percent of our stock.

     We also agreed that Visual Data would elect four new directors to our expanded board of seven directors. Currently, the board is comprised of seven directors, of whom four directors who are officers and/or directors of Visual Data. These include Visual Data's chairman, Randy Selman, and Alan Saperstein, Eric Jacobs and Brian Service. Visual Data's four nominees began acting as directors at a meeting of the EDnet Board of Directors held on August 6, 1998. The other three current directors are Tom Kobayashi, David Gustafson and Robert Wussler, all of whom were officers and/or directors of EDnet prior to Visual Data's investment. These seven individuals were re-elected as directors at our December 10, 1998 annual shareholders meeting to serve until the next annual shareholders meeting unless they resign or are removed from the Board first.
Visual Data has indicated that it does not intend to act to remove the non-Visual data directors from our board at any time.

     Visual Data's right to maintain a majority interest in our stock may prevent another company or investor from acquiring EDnet or investing in our stock at all, because Visual Data will retain the ability to elect a majority of our directors.

Uncertain Market and Uncertain Competition for New Video Networking Services.

     In the past our business involved primarily audio networking services. We limited our video networking services to transmission of short form video, including commercials, special effects and animation, because video transmission is costlier than audio transmission. This is due to the size of the files required for video compared to audio and the high cost of wider bandwidth needed for video transmission, which we must procure from telephone companies.

     We believe that there are strong opportunities for growth with our video transmission services, and we plan to increase these services despite the higher cost of video transmission. There is also likely to be an increase in the number of competitors providing wide band services for moving video. Several long distance and regional telephone companies have offered video wide area networking services to their clients from time to time, but we believe that their efforts have not been substantial.

Volatility of Stock Price.

     The market price for our stock has fluctuated widely over the last year and may continue to do so. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our stock to fluctuate.

Rules Relating To Low-Priced Stocks or "Penny Stocks".

     Our common stock is not listed on a national securities exchange or on the NASDAQ SmallCap Market(TM), but it does trade in the over-the-counter markets on the NASD's OTC Bulletin Board. An SEC rule imposes sales practice requirements on broker-dealers who sell securities such as these to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with a spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. This rule may affect the ability of broker-dealers to sell our stock and also may affect the ability of stockholders to sell their shares in the secondary market.

Year 2000 Compliance.

     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Many people in the software industry are uncertain about the potential consequences that may result from the failure of software to adequately address the year 2000 issue.

     We have reviewed the software and hardware we use internally in our support systems to determine whether they are year 2000 compliant. We are confident that we have already taken or soon will be able to complete the work required to make our systems, products and infrastructure year 2000 ready. Most of our software has already been upgraded by the manufacturer or was recently purchased and is year 2000 compliant. There are no technological issues in the hardware or software that we sell or rent to our clients that will be affected by year 2000 issues.

     We do not believe that the aggregate cost for the year 2000 issue will be material, but we cannot predict the effect of the year 2000 issue on many of the entities with which we transact business. We are evaluating the year 2000 readiness of our consultants, vendors and suppliers. Where we determine that critical suppliers are not year 2000 ready, we will monitor their progress and take appropriate actions. In particular, the telephone companies that supply us with services must be year 2000 ready in order to avoid major billing errors. Though we may experience some temporary delay in our ability to accurately rebill customers, we do not foresee any permanent liability, should some error occur on the part of these suppliers.

Description of our Business

     We develop and market digital communications systems for the North American advertising and entertainment industry. Our systems help our clients deliver, store and manage professional-quality audio and video files over proprietary networks. Our private wide-area network, which we established through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers, lets our clients exchange high quality audio, compressed video and multimedia data communications. We provide engineering services, technical advice, and audio, video and networking hardware and software along with our networking services.

     The digital communications industry originated in the 1970s based on the ability of digital technology to support new and advanced communication capabilities. Digital data can be compressed, enabling data-dense applications such as the instantaneous exchange of large amounts of data and high-quality concurrent (or real-time) interactive communication over any distance. Many communications equipment suppliers increasingly recognize EDnet's expertise in systems integration using telecommunications and Internet technology.

We are a Systems Integrator.

     We act as a systems integrator by acquiring other companies' technologies and integrating them into an effective communications solution. We do not manufacture any of the components used in our networks. Instead, we purchase digital communications equipment components directly from manufacturers like Dolby Labs, Telos, Musicam USA, APT, PictureTel, Cosmic Inventions, Inc., and Telestream. We are the North American master distributor for certain Dolby and APT equipment, and we are the primary maintenance supporter for APT equipment in the United States.

     Because the individual components used in our systems are generally available from more than one reliable source or manufacturer, we believe the risk of an adverse impact to our business from an interruption in supply from any single supplier is minimal. We also maintain a small ongoing inventory of all of the components of our various communications products. Most of our suppliers have offices and/or distribution points near our San Francisco headquarters. In the event we do not have sufficient inventory on-hand to fulfill a system hardware order, we can usually order and receive additional inventory with turnaround times of as little as twenty-four hours and generally no more than four weeks.

Our Principal Markets.

     We sell our services to advertising and entertainment industry clients, including production and post-production companies, advertisers, producers, directors and talent. Our networking technology makes it possible for producers, directors and talent to interact in real time, with less interruption of their schedules, despite being in separate locations. We believe this is of growing importance in the entertainment industry because, while the production of audio and video entertainment is inherently a creative process requiring the collaboration of many parties, the participants in this process are often in separate locations. Traditionally, this meant frequent travel and delay in the audio and video production process. Our technology allows the collaborative process to go forward without delay despite physical separation.

The EDnet Network Systems Development Process.

     We use a standardized process for developing audio and video network communications systems for our customers. When we contract with a new audio or video network customer, we determine technical information and specifications regarding the customer's existing facility, equipment and communications requirements. Based on those specifications, we determine the configuration of the new system, we select the appropriate equipment components, we modify the software and/or hardware as needed, and we perform final quality control procedures. Next, we package and ship the system to the customer. Affiliated technicians can usually install the system with telephone support from our in-house engineers. After installation, our technical personnel typically perform a routine series of system checks and diagnostics from EDnet headquarters over the remote network to ensure that the newly-installed equipment functions properly.

Audio Networking Services.

     Our integrated audio networking systems allow artists and sound engineers in remote locations to record a single audio track. We provide compression and transmission of studio quality audio signals over fiber optic lines (i.e., telephone digital data lines) between separate studios. Operators can send time codes with audio data so that operators at the different studios can synchronize the audio to film projectors or VCR machines for real time editing of movies and video. When we install an audio media communications system and the requisite sound equipment, a studio becomes an "affiliate studio", equipped with a device to digitize, compress, send, receive and decompress audio media (known as a "codec"). In addition, the studio becomes a part of our network of media production and post production studios.

     Studios enter into agreements with us to join our network of recording studios for three years. Joining the network allows an affiliate studio to establish a link with, and transmit audio and/or video information to, any other affiliate studio. An affiliate studio may participate in joint promotional and advertising activities describing the network, and it has access to technical support and a software directory of affiliate studios. Affiliate studios pay lower link-up rates than non-affiliate studios pay to connect to studios with incompatible equipment.

     Currently, our network is comprised of over 450 studios across North America, with major concentrations in California, Seattle, St. Louis, Chicago, Minneapolis, Atlanta and on the East Coast from Washington, D.C. to Boston. By granting access to the network, we earn one-time fees from customers for the sale and installation of equipment and ongoing fees for the use of the network.

     Our audio communications systems cost from $4,500 to $18,000. We pay local telephone service providers telephone connection installation charges (depending upon bandwidth requirements, from $250 to $1,000) and monthly recurring connection charges (from $50 to $300). Our customers reimburse all of these charges to us. Outside customers (non-affiliates) seeking to access media production facilities or otherwise review or record an audio clip with the assistance of a person in a different location can do so through our affiliate studios. With Electronic Directory software, someone in an affiliate studio can determine whether that studio, or another affiliate studio, operates equipment that is compatible with his needs. After choosing an appropriate affiliate studio, the customer can schedule an appointment to use the network. If nearby studios do not have compatible equipment, our San Francisco personnel can digitally "bridge" the studios together. The customer then pays us a network access fee.

     The primary market for our audio services are radio and television advertisers, motion picture and television program production companies and music recording companies.

Video Networking Services.

     Our video networking service is similar in concept to our audio networking service, in that we provide end to end service for the transmission of video from one affiliate to another.

     The video network presently incorporates two types of systems that are available to the user, the "Spot Rocket System" from Cosmic Inventions, Inc. of Cincinnati, Ohio and "ClipMail(TM)Pro" from Telestream, Inc., of Nevada City, California. They are both "Store and Forward" systems, in that the transmission of the video is not in "real time." Using this technology, video media producers and their customers can efficiently and effectively transmit video for approval, rather than wait for overnight delivery of tapes. We liken these systems to e-mail for video. Compared to conventional methods of transmitting video, such as mail or physical travel, it can significantly increase the speed and efficiency of the video editing process.

     The Spot Rocket system uses compression technologies (MPEG-1 and 2 compression technologies) to allow producers and editors to send and receive video and audio over ISDN communication lines. The ClipMailPro system also uses compression technology (in this case, MPEG-2 compression), and Internet Protocol ("IP") data networks to allow video professionals to send and receive approval of digital-master quality video and audio over a range of standard data networks. Professionals use these systems primarily to transmit short form video such as commercials, special effects, graphics, story boards and animation shots. However, with the increase in high bandwidth data lines, both terrestrial and satellite, directors, photographers and other professionals will be able to send audio and video from remote locations to editors working back at the home studio by using our network rather than conventional mail or delivery systems.

     Our video systems cost from $12,750 to $25,000 depending on the manufacturer and video compression. We pay local telephone service providers telephone connection installation charges (depending upon bandwidth requirements, from $250 to $1,000) and monthly recurring connection charges (from $50 to $750). Our customers reimburse all of these charges to us.

EDnet's Internet-Based Virtual Private Network.

     We will also offer customer service for the new ClipMail(TM)Pro video product through a separate virtual private network ("VPN"). This network will offer customers wide area connections, based on a variety of technologies, including ISDN, DSL, or frame relay T-1. With these wide-band connections, in addition to ClipMailPro for sending audio and video, we may provide other services, such as e-mail, Internet connectivity and hosting. This VPN will be offered to dealers selling ClipMail(TM)Pro throughout the United States and Canada. This service will also provide applications support, software upgrades, media file conversion and data storage.

     We will be billing monthly fees to customers who have direct access to the IP network. These fees will cover local loop costs and high-speed Internet access. Other services, such as e-mail and hosting services will be additional costs for those who subscribe to those services.

Webcasting.

     In  January of this  year,  PR  Newswire  selected  EDnet and  Visual  Data
Corporation to provide their corporate customers with live audio and video webcasting over the Internet. EDnet provides crews and equipment for live audio and video conferences, and the digital communications lines to transport the media back to its main office for live streaming distribution over the Internet. We expect that webcasting products and services for PR Newswire clients, and EDnet audio and video network affiliates will become an increasingly important part of our business.

Technical Support.

     Our technical support staff responds directly to customer inquiries during business hours. For emergency support during non-business hours, domestic customers can contact us through a toll-free 800 number, and a special direct-dial telephone number is available for international customers. We can resolve the vast majority of technical support issues directly through remote network connection techniques, which enables our personnel to perform remote diagnostics on a customer's equipment. If we are unable to diagnose and service a hardware or software problem over the remote network connection, a customer can ship equipment to us for on-site, or "bench", diagnostics and service. We have a supply of field replacement equipment for occasional customer emergencies. These services are included in customers' fees.

Marketing.

     We market our services through a direct full-time sales staff, through appearances at industry trade shows, and through selling arrangements like the agreement with PR Newswire.

Subsidiaries.

     We currently operate through a wholly-owned subsidiary also known as Entertainment Digital Network, Inc., which is a California corporation. Our second wholly-owned subsidiary is Internet Business Solutions, Inc., which is also a California corporation.

     We sold all of the assets of Internet Business Solutions to Enterprise Communications Corporation, a wholly owned subsidiary of Attachmate corporation of Bellevue, Washington, as of December 11, 1998. We sold those assets because we believed the product and service offerings of that subsidiary would not remain profitable or cost-effective to us in the long term. We do not operate any business through Internet Business Solutions currently and have no plans to do so.

Use Of Proceeds

     We do not expect to receive any proceeds from the sale of stock by selling stockholders in this offering.

Determination of Offering Price

     The price of shares sold in this offering will be based on the trading prices of EDnet stock in the markets, as quoted in the Nasdaq OTC-BB system.

Selling Stockholders


Stock Ownership

     The following table lists each person or entity who received or will receive shares from the exercise of warrants and will sell shares in this offering. The table also lists the number of shares of stock he or she beneficially owns as of March 18, 1999 and the number of shares he or she is offering.

     We are registering these shares to permit public secondary trading by certain stockholders. Those stockholders have provided us with all information concerning their share ownership, and they have informed us of the number of shares they intend to sell. The stockholders may offer all or part of their shares for resale from time to time, but they are not required to exercise their warrants immediately or to sell all or any portion of the shares they intend to sell as soon as they exercise their warrants. Because they may sell all or a portion of their shares, we cannot accurately state the number of shares that any of them will hold at the close of any particular offering made under this prospectus.

     The table assumes that we will have issued 2,900,439 shares when these stockholders have exercise their warrants, and it assumes that they will sell all those shares following the effective date of the registration statement incorporating this prospectus.

------------------------------ --------------------- -------------------- -------------------- ---------------------
Name of Selling Security         No. of Shares of       No. of Shares of     No. of Shares of     % Ownership After
Holder                           Common Stock(1)        Common Stock         Common Stock         Offering
                                 Beneficially Owned     Offered Hereby       Beneficially Owned
                                 as of March 18, 1999                        After Offering
------------------------------ --------------------- -------------------- -------------------- ---------------------
                                   -----------------    -----------------    -----------------    ------------------
Edward Dubrovsky                            12,772            12,772                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Software Syndicate                           2,894             2,894                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Dimitri Nadeev                               6,386             6,386                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Thornhill Investments                        6,386             6,386                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Leonid Mezhvinsky                            3,193             3,193                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Ion Zaydelman                                3,193             3,193                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Oleg Kupershmidt                             2,026             2,026                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Northlea Partners                            1,389             1,389                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Morgan Fuller                              367,568           367,568                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Steven E. Hill                               4,223             4,223                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Bankus Hermis                               21,413            21,413                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Yefim Khabay                                 1,157             1,157                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Irawan Ongarra                             475,000           375,000             100,000              -- (2)
                                   -----------------    -----------------    -----------------    ------------------
Russell Armstrong                          375,000           375,000                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Wink Capital Management                     45,322            45,322                   0              --
                                   -----------------    -----------------    -----------------    ------------------
BKS Intenational Business                  104,426           104,426                   0              --
Consultancy
                                   -----------------    -----------------    -----------------    ------------------
B.K. Service Family Trust                  104,000           104,000                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Diane Golightly                            250,000           250,000                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Sione Tangen                                 9,064             9,064                   0              --
                                   -----------------    -----------------    -----------------    ------------------
Soma 2000, LLC                             416,967           416,967                   0              --
Leon Bunaus, Manager
                                   -----------------    -----------------    -----------------    ------------------
Eric Jacobs (3)                            230,000            50,000             180,000              -- (2)
                                   -----------------    -----------------    -----------------    ------------------
T Bar W Ranch Investments                1,476,000           738,000             738,000                4.2%
                                   -----------------    -----------------    -----------------    ------------------

(1)  Includes shares issuable upon exercise of common stock purchase warrants.
(2)  Less than 1%.
(3)  Includes 180,000 shares issuable upon exercise of options.

     We will pay the full costs and expenses of preparing, filing, printing and mailing the registration statement and prospectus, but we will not pay selling commissions and expenses associated with any individual sales of stock.

Plan Of Distribution

     We are registering shares of common stock for certain stockholders, who may sell or distribute those shares from time to time after the registration statement becomes effective. Those shares may also be sold by third parties to whom the stockholders transfer their stock, or by their successors in interest. They may sell their stock to one or more purchasers or through brokers, dealers or underwriters acting as agents or acquiring the stock as principals. They may sell the stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     The stockholders may sell their stock in one or more of the following methods:

     o   ordinary brokers' transactions;
     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     o "at the market" to or through market markers or into an existing market for the Common Stock;
     o in other ways not involving market markers or established trading markets, including direct sales to purchasers or sales effected through agents;
     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     o   in privately negotiated transactions;
     o   to cover short sales; or
     o   any combination of the foregoing.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares he owns. If a stockholder does so, and if there is a foreclosure or default, those pledgees, secured parties or persons to whom the stockholder hypothecated his shares will be considered the selling stockholders under this prospectus.

     The number of shares selling stockholders beneficially own will decrease if they transfer, pledge, donate or assign their shares. The plan of distribution under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered additional selling stockholders. Also, a selling stockholder may sell short his or her common stock from time to time. That stockholder may deliver this prospectus in connection with short sales, and he may use the shares he sells under this prospectus to cover those short sales.

     A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder. This may involve distributions of the common stock by those broker-dealers.

     Selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell them or otherwise transfer them. A selling stockholder may also pledge his or her shares to a broker-dealer to secure a loan or other agreement, and the broker-dealer may sell them or otherwise transfer them if the stockholder defaults on the underlying loan or agreement.

     Brokers, dealers, underwriters or agents participating in the distribution of shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Regulators may deem selling stockholders and any broker-dealers who act in connection with the sale of shares under this prospectus "underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We cannot presently estimate the amount of such compensation, and we do not know of existing arrangements between any selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares included in this prospectus.

     We will pay substantially all of the expenses of the registration, offering and sale of shares included in this prospectus, other than commissions or discounts of underwriters, broker-dealers or agents.

     We  have  also  agreed  to  provide  limited   indemnification  to  selling
stockholders  and  certain  related  persons  against   liabilities,   including
liabilities under the Securities Act.

     We advised selling stockholders that while they seek to sell shares under this prospectus they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes them or any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of stock sold under this prospectus.

Counsel

     The law firm of Niesar & Diamond LLP, 90 New Montgomery Street, Suite 900, San Francisco, California 94105, has provided legal counsel in connection with the registration and preparation of this prospectus.

Experts

     Our certified accountants are Burr, Pilger & Mayer, of San Francisco, California. This prospectus incorporates by reference the reports of Burr, Pilger & Mayer dated July 23, 1998, appearing in the Annual Report on Form 10-K of Entertainment Digital Network, Inc. for the year ended June 30, 1998.

Incorporation of Certain Information By Reference

     The  SEC  allows  us  to   "incorporate   by  reference"   certain  of  our
publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. The information incorporated by reference is an important part of this prospectus. We incorporate by reference our:

1.   Report on Form 8-K as filed on March 11, 1999.

2. Amended transition report for period ended September 30, 1998, filed January 15, 1999, and Amended Quarterly Report on Form 10-QSBA filed on February 25, 1999, for quarter ended December 31, 1998.

3. Transition report on Form 10-QSB for the three month period ended September 30, 1998, filed November 20, 1998, and Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998, filed February 16, 1999.

4. Report on Form 8-K filed on December 8, 1998, and Amended Report on Form 8-K filed on December 29, 1998.

5. Definitive Proxy Statement for the Company's 1998 Annual Meeting as filed by the Company on November 3, 1998.

6. Annual Report of the Company on Form 10-KSB for the fiscal year ended June 30, 1998, filed on October 13, 1998.

7.   Report on Form 8-K as filed on August 11, 1998.

8.   Report on Form 8-K filed on August 21, 1998.

9.   Report on 8-K filed on July 23, 1998.

10. The description of EDnet common stock contained in the registration statement on Form 10SB filed October 31, 1996 including all pre-effective and post-effective amendments thereto.

11. All reports and documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.

     Any statement we incorporate by reference into this prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     We will provide a free copy of any document incorporated by reference in this prospectus to any person who has received a copy of the prospectus and requests such a document from us in writing. We will not provide copies of the exhibits to those documents, however. You should direct written requests for documents to Corporate Secretary, EDnet, Inc., One Union Street, San Francisco, California 94111, Telephone (415) 274-8800.

Commission Position on Indemnification for Securities Act Liabilities

     We indemnify our officers, directors and agents for liabilities under the Securities Act, subject to certain limitations. We understand that the SEC considers indemnification of officers, directors or persons controlling the company for liabilities arising under the Securities Act to be against public policy as expressed in the Securities Act and therefore not enforceable.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses we are paying in connection with this registration.

     Legal fees and expenses                                         $  25,000*
     SEC filing fees                                                     2,056*
     Accounting fees and expenses                                       12,000*
     Printing expenses                                                   5,000*
     Miscellaneous                                                       1,000*
                                                                     ---------
     Total                                                           $  45,056*

*Estimated


Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law and our certificate of incorporation contain provisions for indemnification of officers, directors, employees and agents of the company. The certificate of incorporation authorizes us to indemnify them to the full extent permitted by Delaware law. We will indemnify an officer, director, employee or agent in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the company. In a criminal proceeding, we will indemnify such a person if he had no reasonable cause to believe his conduct was unlawful. Indemnification covers expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

     A director, officer, employee or agent of the company will continue to be subject to liability if he or she:

     o has violated criminal laws, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;
     o   derives an improper personal benefit from a transaction;
     o   votes for or assents to an unlawful distribution; or
     o commits willful misconduct or acts in conscious disregard of the best interests of the company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The Delaware statute does not affect a director's responsibilities under any other law, such as the Federal securities laws. We indemnify our officers, directors and agents for liabilities under the Securities Act, subject to the limitations discussed above.

Exhibits

Exhibit          Description

5                Opinion of Niesar & Diamond LLP
23.1             Consent of Burr Pilger & Mayer
23.2             Consent of Niesar & Diamond LLP


Undertakings

         (1)      The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (b) that, for determining any liability under the Securities Act, each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the
                  Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco in the State of California, on the 30th day of April, 1999, and in the City of Pompano Beach in the State of Florida, on the 30th day of April, 1999.


                                    ENTERTAINMENT DIGITAL NETWORK, INC.

                                    By: /s/ Tom Kobayashi
                                    -------------------------
                                    Tom Kobayashi
                                    Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                         Title                     Date

--------------------------
Tom Kobayashi                   Director and Chief Executive Officer
                                (Principal Executive Officer)


--------------------------
David Gustafson                 Director, Chief Operating Officer and
                                Secretary (Principal Financial
                                & Accounting Officer)


--------------------------
Randy Selman                    Chairman of the Board


--------------------------
Alan Saperstein                 Director


The foregoing represents a majority of the Board of Directors

                                  EXHIBIT INDEX

                                  -------------

Exhibit No.          Description
5                    Opinion of Niesar & Diamond LLP
23.1                 Consent of Burr Pilger & Mayer
23.2                 Consent of Niesar & Diamond LLP (included in Exhibit 5)